Exhibit 99.1

Media relations contact:	Investor relations contact:
Judy DeRango Wicks	Tina Moore
(678) 375-1595	(678) 375-1278
jdwicks@checkfree.com	tmoore@checkfree.com
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CheckFree Closes Acquisition of American Payment Systems

ATLANTA (June 22, 2004) – CheckFree Corporation (Nasdaq: CKFR), a provider of financial electronic commerce services and products, today announced that it has closed the acquisition of American Payment Systems, Inc. (APS), a subsidiary of UIL Holdings Corporation (NYSE: UIL). CheckFree has purchased all of the outstanding shares of APS for approximately $110 million in cash, subject to certain post closing adjustments. The closing was effective on June 22, 2004.

     APS enables 7 million households to pay for services in-person through a national network of about 10,000 retail and agent locations. The new bill payment channel extends CheckFree’s reach in electronic billing and payment by reaching 70 percent of consumers in the top 75 metropolitan markets who pay their bills in person at retail locations. In addition, APS serves hundreds of billers with contracted payment services and manages a growing network of non-contracted billers for electronic transaction processing. The acquisition combines the APS footprint with CheckFree’s current electronic billing and payment infrastructure to offer billing organizations a wider number of payment processing services from a single company.

     “This new bill payment channel significantly broadens our leadership in electronic billing and payment particularly in the efficiencies we can bring to billers and consumers,” said Pete Kight, chairman and chief executive officer of CheckFree. “The combination of APS and our electronic billing and payment services enables us to leverage the quality and economies of scale of our end-to-end payment processing platform.”

     “For the remainder of the month of June, we expect APS to add approximately $1.0 million to CheckFree revenue. For the fourth quarter of fiscal 2004, the acquisition is expected to be less than one cent dilutive to GAAP earnings per share due to charges associated with closing the transaction, and is expected to be modestly accretive to underlying earnings per share,” said David Mangum, chief financial officer, CheckFree. “We are now projecting fourth quarter revenue in the range of $156 to $161 million. GAAP earnings per share are projected in the range of $0.06 to $0.10, while underlying earnings per share are expected to be $0.28 to $0.30. These projections for GAAP and underlying earnings per share in the fourth quarter are essentially unchanged from our prior announcement of fourth quarter expectations on April 20, 2004. The APS business operations and financial results will be reported as part of the Electronic Commerce Division. We will discuss further details regarding APS at our fourth quarter earnings conference call, which is scheduled to be held on August 3, 2004.”

     The difference between GAAP (Generally Accepted Accounting Principles) earnings and underlying earnings expected in the fourth quarter is due to acquisition-related amortization expense.

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Use of Non-GAAP Financial Information

     Management evaluates the Company’s operations using measures of underlying income, underlying earnings per share, and free cash flow, which the Company defines as GAAP net cash from operating activities less capital expenditures. These financial measures are not prepared in accordance with GAAP and they exclude or include items that represent either non-cash charges that do not impact the Company’s free cash flow or other items that are evaluated separately as they arise. The Company believes these measures are useful to investors because they reflect the performance of the Company’s core operations and are consistent with the Company’s internal performance measures. Further, the Company considers free cash flow to be a measure of liquidity that provides useful information to management and investors about the amount of cash generated by the Company after the acquisition of property and equipment, which can be used for strategic and other purposes. CheckFree’s underlying results and free cash flow should be considered in addition to, and not as a substitute for, our GAAP results.

About CheckFree (www.checkfreecorp.com)
CheckFree (NASDAQ: CKFR) is a provider of financial electronic commerce services and products. Founded in 1981 and celebrating its 23rd year in e-commerce, CheckFree is comprised of three divisions: Electronic Commerce, Software, and Investment Services. CheckFree launched the first fully integrated electronic billing and payment solution in 1997. In the quarter ended March 31, 2004, more than 13 million consumers initiated online payments through services offered by CheckFree’s Electronic Commerce division. Electronic billing and payment is available through more than a thousand financial services organizations, including banks, brokerage firms, Internet portals and personal financial management (PFM) software. At these sites, consumers are able to electronically receive and pay essentially all the bills most common to a U.S. household. CheckFree delivers 22.5 million e-bills each quarter. CheckFree Investment Services provides a broad range of investment management services to thousands of financial institutions nationwide. The division’s clients manage nearly 1.5 million portfolios totaling more than $900 billion in assets. CheckFree’s Software division provides solutions through three operating units: CheckFree ACH Solutions, CheckFree Financial and Compliance Solutions (CFACS), and CheckFree i-Solutions. CheckFree ACH Solutions provides software and services that are used to process more than two-thirds of the nation’s nine billion Automated Clearing House payments, while CFACS provides reconciliation, financial messaging, workflow and compliance software and services to more than 600 organizations in the banking, brokerage, investment management, insurance and credit card industries, among others. CheckFree i-Solutions is the leading provider of e-billing and e-statement software and services for both business-to-consumer and business-to-business applications.

Certain of CheckFree’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in CheckFree’s business, and other risks and uncertainties detailed from time to time in CheckFree’s periodic reports filed with the Securities and Exchange Commission, including CheckFree’s Annual Report on Form 10-K for the year ended June 30, 2003 (filed September 15, 2003), Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (filed November 13, 2003), Quarterly Report on Form 10-Q for the quarter ended December 31, 2003 (filed February 12, 2004), and Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (filed May 14, 2004). One or more of these factors have affected, and could in the future affect CheckFree’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this press release will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by CheckFree, or any other person, that the objectives and plans of CheckFree will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and CheckFree assumes no obligation to update any forward-looking statements.

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